Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
John Wiley & Sons, Inc.:
We consent to the incorporation by reference in the Registration Statement No. 33-62605 of John Wiley & Sons, Inc. (the “Company”) of our reports dated June 24, 2011, with respect to the consolidated statements of financial position of John Wiley & Sons, Inc. as of April 30, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows, for each of the years in the three-year period ended April 30, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2011, which reports appear in the April 30, 2011 annual report on Form 10-K of John Wiley & Sons, Inc.

/s/ KPMG LLP

New York, New York
June 24, 2011